Securities Act File No. 333-270349

As filed with the Securities and Exchange Commission on June 26, 2023

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

SPDR SERIES TRUST

(Exact Name of Registrant as Specified in Charter)

One Iron Street

Boston, Massachusetts 02210

(Address of Principal Executive Offices) (Zip Code)

(617) 664-1465

(Registrant’s Area Code and Telephone Number)

Sean O’Malley, Esq.

Senior Vice President and General Counsel

c/o SSGA Funds Management, Inc.

One Iron Street

Boston, Massachusetts 02210

(Name and Address of Agent for Service of Process)

Copies to:

W. John McGuire

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

No filing fee is due because of reliance on Section 24(f) of the Investment Company Act of 1940.

This filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to SPDR Series Trust’s (the “Registrant”) Registration Statement on Form N-14 (File No. 333-270349) (the “N-14 Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing the final tax opinion as an exhibit to the N-14 Registration Statement. Accordingly, this Post-Effective Amendment No.  1 to the N-14 Registration Statement consists only of a facing page, this explanatory note, and Part C. The Registrant hereby incorporates by reference the Combined Information Statement and Prospectus and Statement of Additional Information, filed pursuant to Rule 497 on April 10, 2023 (SEC Accession No.  0001193125-23-096039).

PART C: OTHER INFORMATION

Item 15.	Indemnification:

Pursuant to Section 5.3 of the Amended and Restated Declaration of Trust of SPDR Series Trust (the “Registrant” or the “Trust”) and under Section 4.9 of the Registrant’s By-Laws, the Trust will indemnify any person who is, or has been, a Trustee, officer, employee or agent of the Trust against all expenses reasonably incurred or paid by him/her in connection with any claim, action, suit or proceeding in which he/she becomes involved as a party or otherwise by virtue of his/her being or having been a Trustee, officer, employee or agent and against amounts paid or incurred by him/her in the settlement thereof, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. In addition, indemnification is permitted only if it is determined that the actions in question did not render him/her liable by reason of willful misfeasance, bad faith or gross negligence in the performance of his/her duties or by reason of reckless disregard of his/her obligations and duties to the Registrant. The Registrant may also advance money for litigation expenses provided that Trustees, officers, employees and/or agents give their undertakings to repay the Registrant unless their conduct is later determined to permit indemnification.

Pursuant to Section 5.2 of the Registrant’s Amended and Restated Declaration of Trust, no Trustee, officer, employee or agent of the Registrant shall be liable for any action or failure to act, except in the case of willful misfeasance, bad faith or gross negligence or reckless disregard of duties to the Registrant. Pursuant to paragraph 9 of the Registrant’s Investment Advisory Agreement, the Adviser shall not be liable for any action or failure to act, except in the case of willful misfeasance, bad faith or gross negligence or reckless disregard of duties to the Registrant.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Rule 484 under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that it will apply the indemnification provision of its By-Laws in a manner consistent with Release 11330 of the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), so long as the interpretation of Sections 17(h) and 17(i) thereunder remains in effect.

The Registrant maintains insurance on behalf of any person who is or was a Trustee, officer, employee or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of another trust or corporation, against any liability asserted against him/her and incurred by him/her or arising out of his/her position. However, in no event will the Registrant maintain insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify him/her.

Item 16.	Exhibits:

(1)(a)	First Amended and Restated Declaration of Trust of streetTracks(SM) Series Trust (now, SPDR® Series Trust) of the Registrant dated June 9, 1998, as amended September 6, 2000, is incorporated herein by reference to Exhibit (a)(ii) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on September 25, 2000.

(1)(b)	Amendment No. 1, dated August 1, 2007, to the Registrant’s First Amended and Restated Declaration of Trust, dated June 9, 1998, as amended September 6, 2000, is incorporated herein by reference to Exhibit (a)(ii) to Post-Effective Amendment No. 23 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on August 10, 2007.

(2)	Registrant’s Amended and Restated By-Laws, dated July 14, 2022, are incorporated herein by reference to Exhibit (b) to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 27, 2022.

(3)	Not Applicable.

(4)	Form of Plan of Reorganization is incorporated herein by reference to Appendix A to the Combined Information Statement And Prospectus on Form N-14 (File No. 333-270349), as filed with the SEC on March 8, 2023.

(5)(a)	Global Certificates of Beneficial Interest Evidencing Shares of Beneficial Interest, $.01 par value, are incorporated herein by reference to Exhibit (c) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on September 25, 2000.

(5)(b)	See Articles VI and VII of the Registrant’s First Amended and Restated Declaration of Trust dated June 9, 1998, as amended September 6, 2000, which has been incorporated by reference in Exhibit (1)(a) to this Registration Statement.

(5)(b)	See Articles III and VIII of the Registrant’s Amended and Restated By-Laws, dated July 14, 2022, which have been incorporated by reference in Exhibit (2) to this Registration Statement.

(6)(a)	Amended and Restated Investment Advisory Agreement dated September 1, 2003 between the Trust and SSGA Funds Management, Inc. (“SSGA FM”) (the “Advisory Agreement”) is incorporated herein by reference to Exhibit (d)(i) to Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 28, 2003.

(6)(b)	Amended Exhibit A (Schedule of Series), dated May 11, 2022, to the Advisory Agreement is incorporated herein by reference to Exhibit (d)(i)(2) to Post-Effective Amendment No. 292 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on May 11, 2022.

(6)(c)	Fee Waiver Letter Agreement dated October 31, 2022 between the Trust and SSGA FM is incorporated herein by reference to Exhibit (d)(ii)(1) to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 27, 2022.

(6)(d)	Fee Waiver Letter Agreement dated October 31, 2022 between the Trust and SSGA FM is incorporated herein by reference to Exhibit (d)(ii)(3) to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 27, 2022.

(6)(e)	Fee Waiver Letter Agreement dated April 26, 2023 between the Trust and SSGA FM is incorporated herein by reference to Exhibit (d)(ii)(3) to Post-Effective Amendment No. 306 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on April 26, 2023.

(6)(f)	Sub-Advisory Agreement dated November 20, 2014 between SSGA FM and Nuveen Asset Management, LLC (“Nuveen Asset Management”) is incorporated herein by reference to Exhibit (d)(vii) to Post-Effective Amendment No. 200 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on August 28, 2017.

(6)(g)	Investment Sub-Advisory Agreement dated May 19, 2010 between SSGA FM and State Street Global Advisors Limited (“SSGA LTD”) is incorporated herein by reference to Exhibit (d)(iv) to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on April 20, 2022.

(7)(a)	Amended and Restated Distribution Agreement dated May 1, 2017 between the Trust and State Street Global Advisors Funds Distributors, LLC (“SSGA FD”) (the “Distribution Agreement”) is incorporated herein by reference to Exhibit (e)(i)(1) to Post-Effective Amendment No. 200 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on August 28, 2017.

(7)(b)	Amended Annex I (Schedule of Series), dated May 11, 2022, to the Distribution Agreement is incorporated herein by reference to Exhibit (e)(i)(2) to Post-Effective Amendment No. 292 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on May 11, 2022.

(7)(c)	Form of Participant Agreement is incorporated herein by reference to Exhibit (h)(iv) to Post-Effective Amendment No. 43 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on August 26, 2009.

(8)	Not Applicable.

(9)(a)	Custodian Agreement dated September 22, 2000 between the Trust and State Street Bank and Trust Company (the “Custodian Agreement”) is incorporated herein by reference to Exhibit (g) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on September 25, 2000.

(9)(b)	Amendment, dated October 14, 2005, to the Custodian Agreement is incorporated herein by reference to Exhibit (g)(iv) to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 28, 2005.

(9)(c)	Second Amendment, dated September 30, 2020, to the Custodian Agreement is incorporated herein by reference to Exhibit (g)(iii) to Post-Effective Amendment No. 246 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 28, 2020.

(9)(d)	Amended Schedule of Series, dated May 11. 2022, to the Custodian Agreement is incorporated herein by reference to Exhibit (g)(iv) to Post-Effective Amendment No. 292 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on May 11, 2022.

(10)	Not applicable.

(11)	Opinion and Consent of Morgan, Lewis & Bockius LLP, regarding the legality of the securities being registered, is incorporated herein by reference to Exhibit (11) to the Registrant’s Registration Statement on Form N-14 (File No. 333-270349), as filed with the SEC on March 8, 2023.

(12)	Opinion of Morgan, Lewis & Bockius LLP, regarding tax matters, is filed herewith.

(13)(a)	Administration Agreement dated June 1, 2015 between the Trust and SSGA FM (the “Administration Agreement”) is incorporated herein by reference to Exhibit (h)(i)(1) to Post-Effective Amendment No. 146 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 28, 2015.

(13)(b)	Amended Schedule A (Schedule of Series), dated May 11, 2022, to the Administration Agreement is incorporated herein by reference to Exhibit (h)(i)(2) to Post-Effective Amendment No. 292 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on May 11, 2022.

(13)(c)	Master Sub-Administration Agreement dated June 1, 2015 between SSGA FM and State Street Bank and Trust Company (the “Master Sub-Administration Agreement”) is incorporated herein by reference to Exhibit (h)(ii)(1) to Post-Effective Amendment No. 146 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 28, 2015.

(13)(d)	Amendment, dated June 29, 2018, to the Master Sub-Administration Agreement is incorporated herein by reference to Exhibit (h)(ii)(2) to Post-Effective Amendment No. 211 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 29, 2018.

(13)(e)	Amendment No. 2, effective as of August 14, 2019, to the Master Sub-Administration Agreement is incorporated herein by reference to Exhibit (13)(e) to the Registrant’s Registration Statement on Form N-14 (File No. 333-270349), as filed with the SEC on March 8, 2023.

(13)(f)	Amended Schedule A (Schedule of Series), dated May 11, 2022, to the Master Sub-Administration Agreement is incorporated herein by reference to Exhibit (h)(ii)(4) to Post-Effective Amendment No. 292 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on May 11, 2022.

(13)(g)	Transfer Agency and Service Agreement dated September 22, 2000 between the Trust and State Street Bank and Trust Company (the “Transfer Agency and Service Agreement”) is incorporated herein by reference to Exhibit (h)(ii) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on September 25, 2000.

(13)(h)	Amendment, dated April 5, 2004, to the Transfer Agency and Service Agreement is incorporated herein by reference to Exhibit (h)(iii) to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on October 28, 2005.

(13)(i)	Amendment, dated October 31, 2006, to the Transfer Agency and Service Agreement is incorporated herein by reference to Exhibit (h)(iii)(3) to Post-Effective Amendment No. 223 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on March 18, 2020.

(13)(j)	Amendment, dated May 23, 2012, to the Transfer Agency and Service Agreement is incorporated herein by reference to Exhibit (h)(iii)(4) to Post-Effective Amendment No. 223 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on March 18, 2020.

(13)(k)	Amendment, dated December 17, 2018, to the Transfer Agency and Service Agreement is incorporated herein by reference to Exhibit (h)(iii)(5) to Post-Effective Amendment No. 223 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on March 18, 2020.

(13)(l)	Amended Annex A (Schedule of Series), dated May 11, 2022, to the Transfer Agency and Service Agreement is incorporated herein by reference to Exhibit (h)(iii)(6) to Post-Effective Amendment No. 292 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on May 11, 2022.

(13)(m)	Form of Investor Services Agreement is incorporated herein by reference to Exhibit (h)(iv) to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on September 25, 2000.

(13)(n)	Master Amended and Restated Securities Lending Authorization Agreement dated January 6, 2017 between the Trust and State Street Bank and Trust Company (the “Securities Lending Authorization Agreement”) is incorporated herein by reference to Exhibit (h)(viii)(1) to Post-Effective Amendment No. 209 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on August 29, 2018.

(13)(o)	Redemption and Purchase Request and First Amendment, dated April 12, 2019, to the Securities Lending Authorization Agreement is incorporated herein by reference to Exhibit (h)(viii)(2) to Post-Effective Amendment No. 214 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on August 29, 2019.

(13)(p)	Second Amendment, dated September 6, 2019, to the Securities Lending Authorization Agreement is incorporated herein by reference to Exhibit (h)(vi)(3) to Post-Effective Amendment No. 225 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on April 24, 2020.

(13)(q)	Third Amendment, dated October 31, 2019, to the Securities Lending Authorization Agreement is incorporated herein by reference to Exhibit (13)(q) to the Registrant’s Registration Statement on Form N-14 (File No. 333-270349), as filed with the SEC on March 8, 2023.

(13)(r)	Fourth Amendment, dated November 15, 2021, to the Securities Lending Authorization Agreement is incorporated herein by reference to Exhibit (13)(r) to the Registrant’s Registration Statement on Form N-14 (File No. 333-270349), as filed with the SEC on March 8, 2023.

(13)(s)	Fifth Amendment, dated February 24, 2022, to the Securities Lending Authorization Agreement is incorporated herein by reference to Exhibit (13)(s) to the Registrant’s Registration Statement on Form N-14 (File No. 333-270349), as filed with the SEC on March 8, 2023.

(13)(t)	Form of Fund of Funds Investment Agreement is incorporated herein by reference to Exhibit (h)(vii) to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement on Form N-1A (File Nos. 333-57793 and 811-08839), as filed with the SEC on February 4, 2022

(14)	Consent of independent registered public accounting firm, Ernst & Young LLP, is incorporated herein by reference to Exhibit (14) to the Registrant’s Registration Statement on Form N-14 (File No. 333-270349), as filed with the SEC on March 8, 2023.

(15)	Not Applicable.

(16)	Power of Attorney, dated March 3, 2023, for Mses. Chauhan, Clancy, Richer, Rowsell, Sponem and Needham and Messrs. Churchill, Ross, Verboncoeur and Rosenberg is incorporated herein by reference to Exhibit (16) to the Registrant’s Registration Statement on Form N-14 (File No. 333-270349), as filed with the SEC on March 8, 2023.

(17)	Not applicable.

(18)	Not Applicable.

Item 17.	Undertakings:

(1)

The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the Registrant, in the City of Boston, Commonwealth of Massachusetts on the 26th day of June, 2023.

SPDR SERIES TRUST

By:	/s/ Ann M. Carpenter
Ann M. Carpenter
President

As required by the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carolyn M. Clancy*	Trustee	June 26, 2023
Carolyn M. Clancy

/s/ Dwight D. Churchill*	Trustee	June 26, 2023
Dwight D. Churchill

/s/ Clare S. Richer*	Trustee	June 26, 2023
Clare S. Richer

/s/ Kristi L. Rowsell*	Trustee	June 26, 2023
Kristi L. Rowsell

/s/ Sandra G. Sponem*	Trustee	June 26, 2023
Sandra G. Sponem

/s/ Carl Verboncoeur*	Trustee	June 26, 2023
Carl Verboncoeur

/s/ Gunian Chauhan*	Trustee	June 26, 2023
Gunian Chauhan

/s/ James E. Ross*	Trustee	June 26, 2023
James E. Ross

/s/ Ann M. Carpenter Ann M. Carpenter	President and Principal Executive Officer	June 26, 2023

/s/ Bruce S. Rosenberg Bruce S. Rosenberg	Treasurer and Principal Financial Officer (fulfills the role of Principal Accounting Officer)	June 26, 2023

*By:	/s/ David Barr
David Barr
As Attorney-in-Fact Pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit No.	Exhibit

12	Opinion of Morgan, Lewis & Bockius LLP, regarding tax matters